EXHIBIT 10.1

UNITY BANCORP, INC.

EXECUTIVE INCENTIVE RETIREMENT PLAN

PREAMBLE

The purpose of this Unity Bancorp, Inc. Executive Incentive Retirement Plan, established as of October 22, 2015, is to assist Unity Bank in retaining and attracting officers of exceptional ability by providing certain supplemental executive retirement benefits. The Effective Date of the Plan shall be January 1, 2015.

The Plan is intended to be an unfunded, nonqualified deferred compensation plan, maintained for a select group of management or highly compensated employees of the Bank. Neither the Company nor the Bank shall segregate or otherwise identify specific assets to be applied to the purposes of the Plan, nor shall any of them or the Committee established under this Plan be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Employer to a Participant with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Company. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Company or the Bank. The Employer shall be the sole source of benefits under the Plan, and any Participant, Beneficiary, or any other person who shall claim the right to any payment or benefit under the Plan shall be entitled to look solely to the Employer for payment of benefits.

Article I

Definitions

The following words and phrases shall have the meanings hereafter ascribed to them. Those words and phrases, which have limited application, are defined in the respective Articles in which such terms appear.

1.1. “Annual Executive Bonus Matrix” means the annual Bank performance measures established by the Board of Directors for compensation evaluation.

1.2. “Bank” means Unity Bank or any successor thereto by merger, consolidation or otherwise by operation of law.

1.3. “Beneficiary” means such living person or living persons designated by the Participant in accordance with Article 5 to receive the Deferral Award after his death, or his personal or legal representative, all as herein described and provided. If no Beneficiary is designated by the Participant or if no Beneficiary survives the Participant, the Beneficiary shall be the Participant's estate.

1.4. “Board” or “Board of Directors” means the Board of Directors of the Company, as duly constituted from time to time.

1.5. “Cause” means (a) an act of fraud, embezzlement or theft by the Participant, the Participant's willful misconduct, inappropriate or unprofessional behavior, which brings material harm to the Employer (as determined by the Employer), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses, which do not adversely affect the Employer’s reputation or standing in the community), or a material breach of any provision of this Plan, or any other Plan between the Participant, the Company and the Bank. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interest of the Employer.

1.6.	“Change in Control” means:

(a) A reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is either not the resulting entity or a “beneficial owner” (as defined in Rule13-d under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the Company’s outstanding securities ordinarily having the right to vote at the election of directors; or

(b) Individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof; or

(c) The occurrence of an event of a nature that would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; or

(d) Without limitation, a “change in control” shall be deemed to have occurred at such time as any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans established by Employer from time-to-time, is or becomes a “beneficial owner,” directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the Company’s outstanding securities ordinarily having the right to vote at the election of directors; or

(e) A proxy statement soliciting proxies from stockholders of the Company is disseminated by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company; or

(f) A tender offer is made for thirty-five percent (35%) or more of the voting securities of the Company and shareholders owning beneficially or of record thirty-five percent (35%) or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as if he were a member of the Incumbent Board.

1.7.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.8.	“Committee” means the Compensation and Benefits Committee of the Board.

1.9. “Company” means Unity Bancorp, Inc. or any successor thereto by merger, consolidation or otherwise by operation of law.

1.10. “Confidential Information” means business methods, creative techniques and technical data of the Company, the Bank and their affiliates that are deemed by the Company, the Bank or any such affiliate to be and are in fact confidential business information of the Company, the Bank or its affiliates or are entrusted to the Company, the Bank or its affiliates by third parties, and includes, but is not limited to, procedures, methods, sales relationships developed while the Participant is in the service of the Company, the Bank or their affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to the Company, the Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of the Company, the Bank or their affiliates, except for such information as is clearly in the public domain; provided, however, that information that would be generally known or available to persons skilled in the Participant's fields shall be considered to be “clearly in the public domain” for this purpose.

1.11. “Declared Rate” means the prime rate as published in the Wall Street Journal plus one percent (1%). Notwithstanding anything in this Plan to the contrary, the Declared Rate shall not be less than four percent (4%) nor exceed ten percent (10%). The formula used to establish the Declared Rate may be amended by a resolution of the Board of Directors on a prospective basis.

1.12.	“Deferral Award” means an award pursuant to Section 2.2 of the Plan.

1.13. “Deferred Benefit Account” means the account maintained on the books of the Bank for each Participant pursuant to Article 3 of the Plan. A Participant’s Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

1.14. “Designation of Beneficiary Form” means the written instrument filed by a Participant designating the manner in which the Participant’s Deferred Benefit Account balance shall be paid to the Participant or his Beneficiary.

1.15. “Determination Date” means the date on which the amount of a Participant’s Deferred Benefit Account is determined as provided in Article 3 hereof. The last day of each Plan Year shall be the Determination Date.

1.16. “Disability” means (a) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (b) the Participant is receiving income replacement benefits for a period of not less than three months from the Employer’s accident and health plan by reason of the Participant’s medically-determined physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

1.17. “Employer” means the Bank and/or the Company, and any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise.

1.18. “Participant” means any officer of the Bank who is designated as a Participant by the Board of Directors.

1.19.	“Plan” means the Unity Bancorp, Inc. Supplemental Executive Retirement Plan, as herein set forth, and as it may hereafter be amended from time to time.

1.20. “Plan Year” means a twelve-month period commencing January 1st and ending the following December 31st. The first Plan Year shall commence on the Effective Date and end on the next December 31st.

1.21. “Separation from Service” means a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h) and in accordance with the default rules thereunder, which includes termination of a Participant's employment with the Employer, whether voluntarily or involuntarily, by reason of death, retirement, becoming disabled, resignation or discharge.

1.22.

“Year of Service” means a calendar year in which the Participant completes not less than one thousand (1,000) Hours of Service (as defined under Department of Labor Reg. §2530.200b-2) with the Employer.

Article II

Participation and Benefits

1.1.	Participation.

Participation in the Plan shall be limited to those officers of the Bank designated as Participants by resolution of the Board of Directors. The Board of Directors may, upon designation of an officer as a Participant, establish any terms and conditions of participation as it deems appropriate, including, but not limited to, the rate at which Deferral Awards shall vest with respect to the Participant. The initial Participants are identified in Appendix A to this Plan. Notwithstanding anything herein to the contrary, designation as a Participant shall not entitle a Participant to the grant of a Deferral Award for a specific Plan Year. The Board of Directors may terminate an officer’s status as a Participant on a prospective basis; provided, however, that any termination shall not affect a Participant’s previously accrued benefits, except as set forth in Article 6 and Section 9.1 of this Plan.

1.2.	Amount of Deferral Award.

For any Plan Year, a guaranteed annual Deferral Award percentage of seven and one half percent (7.5%) shall be credited to each Participant’s Deferred Benefit Account. A discretionary annual Deferral Award equal to seven and one half percent (7.5%) shall be credited to the Participant’s account in addition to the guaranteed Deferral Award, if the Bank exceeds the benchmarks set forth in the Annual Executive Bonus Matrix. The total Deferral Award shall never exceed fifteen percent (15%) for any given Plan Year. A Deferral Award may be expressed as a percentage of the Participant’s annual base salary or as otherwise determined by the Board of Directors. The Deferral Award, if any, shall be credited to a Participant’s Deferred Benefit Account as of the last day of the Plan Year to which the award relates. Notwithstanding anything in the foregoing to the contrary, the Company may, in its sole discretion, prospectively increase or decrease either the guaranteed or discretionary award, or both.

1.3.	Vesting of Deferral Award.

Each Participant shall be immediately one hundred percent (100%) vested in all Deferral Awards as of the date they are awarded. Vested Deferral Awards shall not be forfeited, except as otherwise provided in Article 6 and Section 9.1 of this Plan.

Article III

Deferred Benefit Account

1.1.	Determination of Account.

Each Participant’s Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date plus the Participant’s Deferral Award, if any, awarded since the immediately preceding Determination Date. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

1.2.	Crediting of Account.

As of each Determination Date, the Participant’s Deferred Benefit Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be based upon the Declared Rate, which shall be adjusted annually on the first business day of the Plan Year to apply during the Plan Year. Interest shall be based upon the average daily balance of the Participant’s Deferred Benefit Account since the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions to be credited as of such day.

1.3.	Statement of Accounts.

The Bank shall provide each Participant, as soon as practicable after the close of each Plan Year, a statement in the form as the Bank deems desirable, setting forth the balance to the credit of the Participant in his Deferred Benefit Account as of the last day of the preceding Plan Year.

Article IV

Benefits

1.1.	Separation from Service.

(a) Upon a Separation from Service, other than for Cause, death or Disability, the Bank shall pay to the Participant the amount in his vested Deferred Benefit Account calculated as of the last Determination Date preceding his Separation from Service, and in accordance with Sections 3.1 and 3.2 of this Plan. The payment of any benefit under this Plan shall be subject to the provisions of Article 6 and Section 9.1 of this Plan. The payment shall be in the form described in Section 4.2 below. Payment under this Section 4.1(a) shall commence on the first day of the second calendar month following the date the Participant incurs a Separation of Service for reasons other than Cause, death or Disability, subject to the provisions of Section 4.3 below. The Bank shall continue to credit interest on the remaining Deferred Benefit Account balance during any applicable installment period fixed at the rate in effect under Section 3.2 on the date of the Participant’s Separation from Service.

(b) If the Participant’s Separation from Service is on account of Disability, the Participant shall be entitled to payment of his Deferred Benefit Account calculated as of the last Determination Date preceding his date of Disability, and in accordance with Sections 3.1 and 3.2 of this Plan. The first payment to the Participant shall commence on the first day of the second calendar month after the date of the Participant’s Disability. The Bank shall pay the benefit to the Participant in fifteen (15) annual installments as set forth in Section 4.2 below. The Bank shall continue to credit interest on the remaining Deferred Benefit Account balance during any applicable installment period fixed at the rate in effect under Section 3.2 on the date of the Participant’s Disability.

(c) If the Participant dies prior to the commencement of benefits under this Plan,  his Deferred Benefit Account shall be calculated as of the last Determination Date preceding the Participant’s death. The first payment to the Participant’s Beneficiary(ies) shall commence on the first day of the second calendar month following the Participant’s death and shall continue to be paid in accordance with the provisions of Sections 3.1, 3.2 and 4.2 of this Plan.

(d) If the Participant dies after payments have commenced but before receiving all such payments, the Bank shall pay the remaining benefits to the Participant’s Beneficiary(ies) at the same time and in the same amounts they would have been paid to the Participant had the Participant survived until the aggregate number of payments made to the Participant and to his Beneficiary(ies) equals the sum of fifteen (15).

(e) If upon the occurrence of a Change in Control, and in connection with such Change in Control, the Participant’s employment with the Employer terminates (regardless of whether such termination is by the Employer, through Participant’s resignation of employment with Employer or its successor, or Participant’s failure to accept an offer of employment with any successor to the Employer), the Participant shall be entitled to commence payment of his Deferred Benefit Account in the form and manner provided in Sections 4.1(a) and 4.2 of this Plan, subject to the terms and conditions set forth in Article 6 and Section 9.1 of this Plan.

(f) All installment payments made pursuant to this Section 4.1 shall be payable annually beginning with a single payment on the applicable date specified in this Article 4 and continuing each anniversary of that date until fully paid in accordance with this Section 4.1.

1.2.	Form of Benefit Payment.

Upon a Separation from Service pursuant to Section 4.1 other than for Cause, the Bank shall pay the Participant’s Deferred Benefit Account in the form of an annual payment of a fixed amount which shall amortize the Deferred Benefit Account balance in equal installments of principal and interest over a period of fifteen (15) years. For purposes of determining the amount of the annual payment, the rate of interest shall be the average of the Declared Rate credited to the Participant’s Deferred Benefit Account for the three (3) years preceding the initial payment (or such lesser number of years in which the Participant participated in the Plan).

1.3.	Compliance with Internal Revenue Code Section 409A.

The Bank and the Participant intend that their exercise of authority or discretion under this Plan shall comply with Section 409A of the Code (“Section 409(A)”). Any payments made pursuant to this Plan shall be subject to applicable tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect.

(a) If when the Participant 's employment terminates, the Participant is a specified employee, as defined in Section 409A, and if any payments under this Plan will result in additional tax or interest to the Participant because of Section 409A, then despite any contrary provision of this Section 4.3, such payments shall be made on the first to occur of the (x) a date that is at least six months after termination of the Participant's employment for reasons other than the Participant 's death, (y) the date of the Participant's death, or (z) any earlier date that does not result in additional tax or interest to the Participant under Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Participant in a single lump sum. If any provision of this Plan does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements.  If any provision  of this Plan would subject the Participant to additional tax or interest under Section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. In no event may the Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b) For purposes of Section 409A, each payment made under this Plan shall be designated as a “separate payment” within the meaning of the Section 409A, and references herein to the Participant’s “termination of employment” shall refer to the Participant’s Separation from Service with the Bank within the meaning of Section 409A.

Article V

Beneficiary Designation

5.1.      Beneficiary Designation.

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan. Any Beneficiary designation shall be made in a written instrument filed with the Board of Directors and shall be effective only when received in writing by the Bank. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Bank. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If a Participant fails to designate a Beneficiary as provided in this Section 5.1, or if no Beneficiary survives the Participant, the Beneficiary shall be deemed to be his estate.

Article VI

Regulatory Provisions That May Affect Payment of Participant’s Deferred Benefit Account

1.1.	Notice of Service.

If the Participant is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3), 12 U.S.C. §1818(e)(3) or 8(g)(1), 12 U.S.C.§1818(g)(1) of the Federal Deposit Insurance Act (“FDIA”), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Employer shall freeze the Participant 's Deferred Benefit Account and its obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may restore the Deferred Benefit Account as of the date of his suspension.

1.2.	Removal of Participant.

If the Participant is removed and/or permanently prohibited from participating in the conduct of the Bank's  affairs  by  an  order  issued  under  Section  8(e)(4),  12  U.S.C.  §1818(e)(4)  or  8(g)(1), 12 U.S.C.§1818(g)(1) of the FDIA, all obligations of the Employer under this Plan shall terminate as of the effective date of the order, and the Participant shall forfeit his entire Deferred Benefit Account.

1.3.	Bank Default.

If the Bank is in default as defined in Section 3(x)(1), 12 U.S.C. §18139(x)(1) of the FDIA, all obligations under this Plan shall terminate as of the date of default, but this Section 6.3 shall not affect any vested rights.

1.4.	Termination of Benefits by Regulators.

Notwithstanding the vested rights of a Participant, all obligations under this Plan may be terminated (except to the extent determined that continuation of this Plan is necessary for the continued operation of the Bank): (a) by the New Jersey Department of Bank and Insurance (the “NJDBI”) at the time the Federal Deposit  Insurance Corporation (the  “FDIC”) enters into an  agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c), 12 U.S.C. §1823 of the FDIA; or (b) by the NJDBI at the time the NJDBI approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the NJDBI to be in an unsafe or unsound condition.

1.5.	Compliance with Golden Parachute Rules.

Notwithstanding anything herein contained to the contrary, any Deferral Award under this Plan is subject to and conditioned upon its compliance with Section 18(k) of the FDIA, 12 U.S.C. §1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Article VII

Administration of the Plan

1.1.	Administration.

(a) Except for the functions reserved to the Company or the full Board, the administration of the Plan shall be the responsibility of the Compensation and Benefits Committee. The Committee shall consist of three or more persons designated by the Company. Members of the Committee shall serve for such terms as the Company shall determine and until their successors are designated and qualified. Any member of the Committee may resign upon at least sixty (60) days written notice to the Company, or may be removed from office by the Company at any time, with or without notice.

(b) The Committee shall hold meetings upon notice at such times and places as it may determine. Notice shall not be required if waived in writing. Any action of the Committee shall be taken pursuant to a majority vote at a meeting, or pursuant to the written consent of a majority of its members without a meeting, and such action shall constitute the action of the Committee and shall be binding in the same manner as if all members of the Committee had joined therein. A majority of the members of the Committee shall constitute a quorum. No member of the Committee shall note or be counted for quorum purposes on any matter relating solely to himself or his rights under the Plan. The Committee shall record minutes of any actions taken at its meetings or of any other official action of the Committee. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee or by any of the members of the Committee or by a representative of the Committee authorized by the Committee to sign the same in its behalf.

(c) The Committee shall have the power and the duty to take all actions and to make all decisions necessary or proper to carry out the Plan. The determination of the Committee as to any question involving the Plan shall be final, conclusive and binding. Any discretionary actions to be taken under the Plan by the Committee shall be uniform in their nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Committee shall have the following powers and duties:

(i) The duty to furnish to the Participant, upon request, a copy of the Plan;

(ii) The power to require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan;

(iii) The power to make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(iv) The power to interpret the Plan, and to resolve ambiguities, inconsistencies and omissions, which findings shall be binding, final and conclusive;

(v) The power to decide on questions concerning the Plan in accordance with the provisions of the Plan;

(vi) The power to determine the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan and to provide a full and fair review to the Participant if a claim for benefits has been denied in whole or in part;

(vii) The power to designate a person who may or may not be a member of the Committee as “Plan Administrator;”

(viii) The power to allocate any such powers and duties to or among individual members of the Committee; and

(ix) The power to designate persons other than Committee members to carry out any duty or power which would otherwise be a responsibility of the Committee or administrator, under the terms of the Plan.

(d) To the extent permitted by law, the Committee and any person to whom it may delegate any duty or power in connection with administering the Plan, the Company, the Bank, and the officers and directors thereof, shall be entitled to rely conclusively upon, and shall be fully protected in any action taken or suffered by them in good faith in the reliance upon, any actuary, counsel, accountant, other specialist, or other person selected by the Committee, or in reliance upon any tables, valuations, certificates, opinions or reports which shall be furnished by any of them. Further, to the extent permitted by law, no member of the Committee, nor the Company, the Bank, nor the officers or directors thereof, shall be liable for any neglect, omission or wrongdoing of any other members of the Committee, agent, officer or employee of the Company or any Employer. Any person claiming benefits under the Plan shall look solely to the Employer for redress.

(e) All expenses incurred before the termination of the Plan that shall arise in connection with the administration of the Plan (including, but not limited to administrative expenses, proper charges and disbursements, compensation and other expenses and charges of any actuary, counsel, accountant, specialist, or other person who shall be employed by the Committee in connection with the administration of the Plan), shall be paid by the Employer.

1.2.	Claims Procedure.

The claims procedure set forth in this Section 7.2 is the exclusive method of resolving disputes under the Plan.

(a) Any person asserting any rights under this Plan must submit a written claim to the Committee. The Committee shall render a decision within a reasonable period of time from the date on which it received the written claim, not to exceed ninety (90) days, unless an extension of time is necessary due to reasonable cause.

(b) If a claim is denied in whole or in part, the claimant must be provided with the following information:

(i) A statement of specific reasons for the denial of the claim;

(ii)	References to the specific provisions of the Plan on which the denial is based;

(iii) A description of any additional material or information necessary to perfect the claim with an explanation of why such material information is necessary; and

(iv) An explanation of the claim procedure with a statement that the claimant must request review of the decision denying the claim within thirty (30) days following the date on which the claimant received such notice.

(c) The claimant may request that the Board review the denial of a claim. A request for review must be in writing and must be received by the Board within thirty (30) days of the date on which the claimant received written notification of the denial of the claim. The Board will render a decision with respect to a written request for review within sixty (60) days from the date on which the Board received the request for review. If the request for review is denied in whole or in part, the Board shall mail the claimant a written decision that includes a statement of the reasons for the decision. The determination of the Board shall be final, conclusive and binding.

Article VIII

Amendment or Termination

1.1.	Amendment or Termination.

(a) The Board shall have the power to suspend or terminate the Plan in whole or in part at any time, and from time to time to extend, modify, amend or revise the Plan in such respects as the Board, by resolution, may deem advisable; provided, however, that no such extension, modification, amendment, revision, or termination shall deprive the Participant or any Beneficiary of any benefit accrued under the Plan, except to the extent such forfeiture is as a result of Separation from Service, for Cause, or as provided in Article 6 and Section 9.1 of the Plan.

(b) In the event of the termination or partial termination of the Plan and the Participant is then employed by the Employer, the Company or the Bank shall pay the Deferred Benefit Account, calculated as of the date of termination or partial termination of the Plan, to the Participant or his Beneficiary(ies) in accordance with the payment schedule described in Article 4, subject to the provisions of Article 6 and Section 9.1 of the Plan. If the Participant's Separation from Service, for other than Cause, had occurred on the date the Plan is terminated, the Deferred Benefit Account to which he is entitled as of the date of Separation from Service shall continue to be payable, or if such benefits have not yet commenced, shall be payable in accordance with the payment schedule described in Article 4, subject to the provisions of Article 6 and Section 9.1 of this Plan.

(c) In the event of a termination or partial termination of the Plan, the rights of the Participant to benefits accrued to the date of such termination or partial termination shall become nonforfeitable, except in the event of Participant's termination for Cause, or as provided in Article 6 and Section 9.1 of this Plan.

Article IX

General Provisions

1.1.	Forfeiture of Deferred Benefit Account.

Notwithstanding any other provision of this Plan, the Deferred Benefit Account described in Article 3 (or any portion thereof) shall not be payable to the Participant, and his Beneficiary(ies) shall forfeit all rights to any payments under this Plan, if:

(a) The Employer determines that Cause exists for the termination of the Participant's employment; or

(b) Any benefits, or portion thereof, under the Plan constitute “excess” parachute payments under Section 280G of the Code or are prohibited by banking regulations as set forth in Article 6 of this Plan; or

(c) The Participant is in breach of any of the covenants of confidentiality, non-competition, non-interference with, or non-solicitation of, employees, customers, supplier(s) or agents or similar matters as set forth in subsections (d) and (e) of this Section 9.1, or contained in any written agreement with the Employer; or

(d) Without the prior written consent of the Employer, the Participant discloses or divulges to any third party (except as may be required by his duties, by law, regulation, or order of a court or government authority, or as directed by the Bank or the Company), or uses either to the detriment of the Employer or in any business or on behalf of any business competitive with or substantially similar to any business of the Employer, any Confidential Information obtained during the course of his employment with the Employer, provided that this Section 9.1(d) shall not be construed as restricting the Participant from disclosing such information to the employees of the Employer; or

(e) While the Participant is employed by the Employer or within the period of time that payments of the Deferred Benefit Account are being made hereunder to the Participant (and including the period immediately after the Participant's termination of employment and before payments from the Participant’s Deferred Benefit Account begin) the Participant (i) interferes with the relationship of the Employer with any of its employees, suppliers, agents, or representatives (including, without limitation, causing or helping another business to hire any employee of the Employer, or (ii) directly or indirectly diverts or attempts to divert from the Employer any business in which it has been actively engaged during the period of such employment, or interferes with the relationship of the Employer with any of its customers or prospective customers; provided, however, that this Section 9.1(e) shall not, in and of itself, prohibit the Participant from engaging in the banking, trust, or financial services business in any capacity, including that as an owner or employee.

(f) If any of the provisions of subsections (c) through (e) of this Section 9.1 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete from the portion thus adjudicated to be invalid or unenforceable, and such deletion shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this Section 9.1 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Company, the Bank and their affiliates, to the fullest extent permitted by applicable law, the benefits intended by subsections (c) through (e) of this Section 9.1.

1.2.	Identity/Whereabouts of Recipient of Benefit.

If the Employer is unable to make payment to any Participant or Beneficiary, or any other person to whom a payment is due under the Plan, because it cannot ascertain the identity or whereabouts of the Participant or Beneficiary, or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due mailed to the last known address of the Participant or Beneficiary, or other person shown on the records of the Employer), such payment and all subsequent payments otherwise due to the Participant or Beneficiary, or other person shall be forfeited twenty-four (24) months after the date such payment first became due; provided, however, that such payment and any subsequent payments shall be reinstated, retroactively, no later than sixty (60) days after the date on which the Participant or Beneficiary, or other person shall make application therefor. Neither the Company, the Bank, the Committee nor any other person shall have any duty or obligation under the Plan to make any effort to locate or identify any person entitled to benefits under the Plan, other than to mail a notice to such person's last known mailing address.

Article X

Miscellaneous

1.1.	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Company, the Bank or any of their affiliates, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company or the Bank (the “Policies”). Any such Policies or other assets of the Company, the Bank or any of their affiliates shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the assets and Policies of the Company, the Bank and any of their affiliates, shall be, and remain, the general, unpledged, unrestricted assets of the Company, the Bank or any of their affiliates. The Company’s and the Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future. The Employer shall have no obligation under this Plan with respect to individuals other than Participants and Beneficiaries.

1.2.	Non-assignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

1.3.	Not a Contract of Employment.

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time and to treat the Participant without any regard to the effect that such treatment might have upon the Participant’s benefits under this Plan.

1.4.	Terms.

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

1.5.	Captions.

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

1.6.	Governing Law.

The provisions of this Plan shall be construed, administered and governed according to the laws of the State of New Jersey, unless preempted by federal law. In applying the laws of the State of New Jersey, no effect shall be given to conflict of laws principles that would cause the laws of another jurisdiction to apply.

1.7.	Validity.

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if the illegal and invalid provision had never been inserted herein.

1.8.	Notice.

Any notice or filing required or permitted to be given to the Bank or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Board of Directors. The notice shall be deemed given as of the date of delivery or, if delivery is made by mail as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

1.9.	Successors.

The provisions of this Plan shall bind and inure to the benefit of the Company, the Bank and their successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company and/or the Bank and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, the Bank and the Company, acting through its authorized officer have duly executed and adopted this Plan.

UNITY BANK

10/27/2015	By:	/s/ James A. Hughes
Date	Title:	James A. Hughes, President and Chief Executive Officer

UNITY BANCORP, INC

10/27/2015	By:	/s/ James A. Hughes
Date	Title:	James A. Hughes, President and Chief Executive Officer

UNITY BANK

EXECUTIVE INCENTIVE RETIREMENT PLAN

Appendix A

Initial Participants

Alan Bedner

Janice Bolomey

John Kauchak

UNITY BANK

10/27/2015	By:	/s/ James A. Hughes
Date	Title:	James A. Hughes, President and Chief Executive Officer

UNITY BANCORP, INC

10/27/2015	By:	/s/ James A. Hughes
Date	Title:	James A. Hughes, President and Chief Executive Officer

UNITY BANK

EXECUTIVE INCENTIVE RETIREMENT PLAN

Designation of Beneficiary Form

PARTICIPANT INFORMATION (Please Print in Ink)

Name:
Social Security Number:
Address:
Telephone Number:

I.BENEFICIARY DESIGNATION (Select either A or B)

A. I hereby designate the following Beneficiary/ies to receive any benefit payable on account of my death under the Plan, subject to my right to change this designation and subject to the terms of the Plan:

	Primary Beneficiary/ies	Contingent Beneficiary/ies
Name/Address/Telephone
Relationship to Participant
% of Plan Benefit
Date of Birth
Social Security Number

B. I hereby revoke any prior designation of Beneficiary(ies) to receive any benefit payable on account of my death under the Plan, subject to my right to change this designation and subject to the terms of the Plan:

Name/Address/Telephone
Relationship to Participant
% of Plan Benefit
Date of Birth
Social Security Number

I acknowledge that I have been given a copy of the Plan and I agree that the above Beneficiary designation is subject to all of the terms of the Plan. All capitalized terms not defined in this Form shall have the same meaning as indicated in the Plan.   This Beneficiary designation having been made           .

Accepted for UNITY BANK

Signature:		Name:
	Participant	Title: